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                                                                    Exhibit 99.2

Press Release

SOURCE: Dynegy Inc.

Dynegy Receives Subpoena From U.S. Attorney's Office

HOUSTON--(BUSINESS WIRE)--May 24, 2002--Dynegy Inc. (NYSE:DYN - News) said that it received a subpoena late today from the U.S. Attorney's Office in Houston requesting documents relating to the company's transactions, including its buy and sell trades with CMS Energy and its long-term natural gas supply transaction referred to as "Project Alpha."

The documents requested by the U.S. Attorney's Office are similar to those that Dynegy has already provided or is in the process of providing to the SEC, FERC and other governmental agencies.

The company said it intends to cooperate fully with the U.S. Attorney's Office, as it has with other similar requests, in its investigation of these matters and remains committed to resolving this and other issues as quickly as possible.